Exhibit 16.1

May 30, 2017

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 25, 2017, to be filed by our former client, Hope Bancorp, Inc. We agree with the statements made in response to the Item insofar as they related to our Firm.

Very truly yours,

/s/ BDO USA, LLP

cc:    John R. Taylor, Audit Committee Chairman, Hope Bancorp, Inc.
Douglas J. Goddard, Executive Vice President and Chief Financial Officer, Hope Bancorp, Inc.